Exhibit 10.1

COMMITMENT LETTER

November 15, 2005

CONFIDENTIAL

Rentech Development Corporation
1331 17th Street, Suite 720
Denver, CO 80202

          Re:     Mezzanine Financing for Acquisition of Royster-Clark Nitrogen, Inc.

Ladies and Gentlemen:

                       Rentech Development Corporation (the “Borrower”), a wholly owned subsidiary of Rentech, Inc. (“Parent”), has advised M.A.G. Capital, LLC (“MAG”) and its managed funds Mercator Momentum Fund, LP, Mercator Momentum Fund III, LP, and Monarch Pointe Fund, Ltd. (collectively, “M.A.G. Funds”) and Pentagon Bernini Fund, Ltd. (“Pentagon” and together with M.A.G. Funds, the “Purchasers”) that Parent and Borrower intend to effect certain transactions in connection with the all-cash acquisition of 100% of the stock of Royster-Clark Nitrogen, Inc. (the “Target”) by Parent and the Borrower (the “Transaction”).

                        You have further advised us that the total funds needed to finance the Transaction (including, without limitation, fees and expenses related thereto) will be approximately $50,000,000 and such funds are intended to be obtained from the following sources: (i) borrowings by the Borrower under senior secured convertible debentures (the “Debentures”) to be purchased by the Purchasers in an aggregate amount equal to $35,000,000, and (ii) cash equity contributions by Parent to the Borrower in an aggregate amount equal to $15,000,000.

                       This letter agreement (together with the Term Sheet attached hereto as Exhibit A, the “Commitment Letter”) will confirm the understanding and agreement among the Borrower and the Purchasers with respect to the Transaction, the Debentures and the other matters contemplated hereby.  For purposes of this Commitment Letter, “Purchasers” shall mean the Purchasers and/or any affiliates thereof as the Purchasers shall determine to be appropriate to provide the commitments and services contemplated herein.

          1.          The Debentures Commitment.

                       (a)         You have requested that the Purchasers commit to purchase the entire amount of the Debentures upon the terms and subject to the conditions set forth or referred to in this Commitment Letter.

                       (b)         Based on the foregoing and in reliance on the description of the Transaction and the financing thereof set forth above, the Purchasers are pleased to confirm by this Commitment Letter their commitment to you (the “Debenture Commitment”) to purchase or cause their respective affiliates to purchase all of the Debentures upon the terms and subject to the conditions set forth or referred to in this Commitment Letter.

                       (c)          It is agreed that the Purchasers will act as the sole and exclusive purchasers of the Debentures.  You agree that no other purchasers will be solicited and no other purchasers will purchase Debentures, unless the Purchasers shall so agree.

                       (d)         The commitments and agreements of the Purchasers described herein are subject to (i) the negotiation, execution and delivery on or before April 1, 2006 of definitive documentation in accordance with the Term Sheet with respect to the Debentures reasonably satisfactory to the Purchasers, (ii) there not having occurred or become known to the Purchasers any event, development or circumstance since the date of this Commitment Letter that (A) has caused or could reasonably be expected to cause a material adverse change in or a material adverse effect on (1) the Transaction or (2) the condition (financial or otherwise), results of operation, assets, liabilities, prospects or value of (I) the Borrower and its subsidiaries, taken as a whole, or (II) the Transaction, or (B) calls into question in any material respect the Projections (as defined below) or any of the material assumptions on which such Projections were prepared, and (iii) the satisfaction or waiver on the date that definitive documentation related to the Debentures is executed and delivered by each of the parties thereto of the other conditions set forth or referred to in the section of the Term Sheet entitled “Conditions Precedent to Closing”.

                       (e)          The terms and conditions of the commitments hereunder and of the Debentures are not limited to those set forth herein and in the Term Sheet; those matters that are not covered by the provisions hereof or of the Term Sheet shall be subject to the approval and agreement of the Purchasers and the Borrower.

          2.          Fees and Expenses; Limitation on Liability.

                       (a)          In consideration of the execution and delivery of this Commitment Letter by the Purchasers, you jointly and severally agree to pay the fees and expenses set forth in the Term Sheet.  All payments by you under this Commitment Letter shall be made free and clear of any set-off, claims or withholding or other applicable taxes and shall be made in immediately available funds in United States dollars.

                       (b)          The Purchasers have no liability or obligation of any kind to pay any brokers fee, finders fee or other fee relating to the Debentures, and you hereby agree to pay any and all such fees with your funds.  Each party agrees that no party shall be liable for any indirect, special, punitive or consequential damages arising out of or relating to this Commitment Letter and the transactions contemplated hereby and thereby.

          3.          Indemnification.

                       (a)          Parent and the Borrower hereby agree, jointly and severally, to indemnify and hold harmless the Purchasers and their respective affiliates and each of their respective officers, directors, partners, trustees, employees, affiliates, shareholders, advisors, agents, attorneys-in-fact, controlling persons and successors and permitted assigns (each, an “indemnified person”) from and against any and all losses, claims, damages and liabilities to which any such indemnified person may become subject arising out of or in connection with this Commitment Letter, the Debentures, the use of the proceeds therefrom, the Transaction, brokers fees, finders fees or any other fees relating to the Debentures, any of the other transactions contemplated by this Commitment Letter, any other transaction related thereto or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any indemnified person is a party thereto, and to reimburse each indemnified person promptly upon written demand for all legal and other expenses reasonably incurred by it in connection with investigating, preparing to defend or defending, or providing evidence in or preparing to serve or serving as a witness with respect to, any lawsuit, investigation, claim or other proceeding relating to any of the foregoing (including, without limitation, in connection with the enforcement of the indemnification obligations set forth herein); provided, however, that no indemnified person shall be entitled to indemnity hereunder in respect of any loss, claim, damage, liability or expense to the extent that it is found by a final, non-appealable judgment of a court of competent jurisdiction that such loss, claim, damage, liability or expense resulted directly from the gross negligence or willful misconduct of such indemnified person.  In no event will any party hereto be liable for consequential, indirect, punitive or special damages as a result of any failure to fund the purchase of, or to issue, any of the Debentures contemplated hereby or otherwise in connection with this Commitment Letter or the Debentures.  No party hereto shall be liable for any damages arising from the use by unauthorized persons of Information or other materials sent through electronic, telecommunications or other information transmission systems that are intercepted by other persons.

                       (b)          The Borrower, Parent and the Purchasers agree that if any indemnification or reimbursement sought pursuant to this Section 3 is judicially determined to be unavailable for a reason other than the gross negligence or willful misconduct of such indemnified person, then Parent and the Borrower, on the one hand, and the Purchasers, on the other hand, in each case on a joint and several basis, shall contribute to the losses, claims, damages, liabilities and expenses for which such indemnification or reimbursement is held unavailable (i) in such proportion as is appropriate to reflect the relative benefits to Parent and the Borrower, on the one hand, and the Purchasers, on the other hand, in connection with the transactions to which such indemnification or reimbursement relates, or (ii) if the allocation provided by clause (i) above is judicially determined not to be permitted, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) but also the relative faults of Parent and the Borrower, on the one hand, and the Purchasers, on the other hand, as well as any other equitable considerations.

          4.          Termination of Commitment Letter.

                       (a)          This Commitment Letter shall automatically terminate on the earlier of: (i) April 1, 2006; and (ii) the date the Borrower or any of its affiliates closes the Transaction (or a transaction substantially similar) without the use of the Debentures. Without limiting the foregoing, if, prior to Closing, Parent or the Borrower shall (A) institute a voluntary case seeking liquidation or reorganization under applicable federal or state bankruptcy laws, or consent to the institution of an involuntary case thereunder against it, (B) file a petition or consent or shall otherwise institute any similar proceeding under any other applicable federal or state law, or shall consent thereto, (C) apply for, or by consent or acquiescence there shall be an appointment, of a receiver, liquidator, sequestrator, trustee or other officer with similar powers for itself or any substantial part of its assets, (D) make an assignment for the benefit of its creditors, (E) admit in writing its inability to pay its debts generally as they become due, or (F) become the subject of an involuntary case seeking liquidation or reorganization under applicable federal or state bankruptcy laws, this Commitment Letter shall automatically terminate.

                       (b)          Notwithstanding anything to the contrary herein, you may terminate this Commitment Letter for cause upon ten days notice, in which case no fees shall be due at any time.   For the purposes of this Commitment Letter, a termination for “cause” shall mean any termination arising directly out of a breach by the Purchasers of any of their material obligations hereunder.

          5.          Information.

                       (a)          You agree promptly to prepare and provide to the Purchasers all information with respect to Parent, the Borrower and the Transaction, including without limitation, all financial information and projections (the “Projections”), as the Purchasers may reasonably request.  You hereby represent and covenant that (i) to the best of our knowledge (only with respect to information made available to the Purchasers by or on behalf of the Target), all information (the “Information”) that has been or will be made available to the Purchasers by you or any of your representatives is or will be, when furnished, complete and correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which such statements are made and (ii) the Projections that have been or will be made available to the Purchasers by you or any of your representatives have been or will be prepared in good faith based upon reasonable assumptions.  You understand that the Purchasers (A) may use and rely on the Information and Projections without independent verification thereof and that you will promptly notify the Purchasers of any changes in circumstances that could be expected to call into question the continued reasonableness of any assumption underlying the Projections and (B) may terminate this Commitment Letter if any such representations and warranties shall be incorrect in any material respect.

          6.         Survival.  The provisions of Sections 2, 3, and 4(b) above and Section 7 below and the paragraph entitled Break Up Fee in Appendix A shall survive the expiration or termination of any commitment hereunder or this Commitment Letter (including any extensions) and the execution and delivery of definitive financing documentation.

          7.          Choice of Law; Jurisdiction; Waivers.  This Commitment Letter shall be governed by and construed in accordance with the laws of the State of New York.  To the fullest extent permitted by applicable law, you hereby irrevocably submit to the non-exclusive jurisdiction of any New York State court or federal court sitting in the Borough of Manhattan in respect of any suit, action or proceeding arising out of or relating to the provisions of this Commitment Letter and irrevocably agree that all claims in respect of any such suit, action or proceeding may be heard and determined in any such court.  The parties hereto hereby waive, to the fullest extent permitted by applicable law, any objection that they may now or hereafter have to the laying of venue of any such suit, action or proceeding brought in any such court, and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  The parties hereto hereby waive, to the fullest extent permitted by applicable law, any right to trial by jury with respect to any action or proceeding arising out of or relating to this Commitment Letter.

          8.          Miscellaneous.

                       (a)          This Commitment Letter may be executed in one or more counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same instrument.  Delivery of an executed signature page of this Commitment Letter by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.

                       (b)          No party may assign any of its rights, or be relieved of any of its obligations hereunder, without the prior written consent of the other party.

                       (c)          This Commitment Letter sets forth the entire understanding of the parties hereto as to the scope of the Debenture Commitment and the obligations of the Purchasers hereunder.  This Commitment Letter shall supersede all prior understandings and proposals, whether written or oral, between the Purchasers and you relating to any financing or the transactions contemplated hereby.

                       (d)          This Commitment Letter has been and is made solely for the benefit of the parties hereto, the indemnified persons, and their respective successors and assigns, and nothing in this Commitment Letter, expressed or implied, is intended to confer or does confer on any other person or entity any rights or remedies under or by reason of this Commitment Letter or the agreements of the parties contained herein.

                       (e)          Each of the parties hereto represents and warrants to each of the other parties hereto and their respective successors and permitted assigns that (i) it has all requisite power and authority to enter into this Commitment Letter and (ii) this Commitment Letter has been duly and validly authorized by all necessary action on the part of such party, has been duly executed and delivered by such party and constitutes a legally valid and binding agreement of such party, enforceable against it in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors generally or by general principles of equity.

[signature page follows]

                    If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms hereof and of the Term Sheet by returning to us executed counterparts hereof, in each case not later than 5:00 p.m., Los Angeles, California time, on November 15, 2005.  This Commitment Letter shall automatically terminate at such time in the event the Purchasers have not received such executed counterparts in accordance with the immediately preceding sentence.

                    The Purchasers are pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours,

M.A.G. CAPITAL, LLC
MERCATOR MOMENTUM FUND, LP
MERCATOR MOMENTUM FUND III, LP
MONARCH POINTE FUND, LTD.

By:	/s/ David Firestone

David Firestone
Managing Partner

PENTAGON BERNINI FUND, LTD.

By:	/s/ Lewis Chester

Lewis Chester
Investment Manager

Accepted and agreed to as of the
     date first above written:

RENTECH, INC.

By:	/s/ Hunt Ramsbottom

Name:	D. Hunt Ramsbottom
Title:	President

RENTECH DEVELOPMENT CORPORATION

By:	/s/ Richard O. Sheppard

Name:	Richard O. Sheppard
Title:	President

S-1

EXHIBIT A

M.A.G. Capital, LLC
TERM SHEET

Terms used herein and not defined herein shall have the meanings set forth in the attached Commitment Letter between the Borrower and the Purchasers.

Borrower:	Rentech Development Corporation

Purchasers:	M.A.G. Funds and Pentagon

Security to be Issued:	Secured Convertible Debentures (the “Debentures”)

Purchase Price	$35 million.

Interest Rate:	14% per year, payable quarterly in arrears in cash

Security / Guarantees:

Perfected first security interest (subject to customary permitted liens) in all assets of the Borrower, excluding inventory and accounts receivable, plus guarantees by each of Parent and its subsidiaries other than Borrower.

Maturity:

The principal amount outstanding under the Debentures shall be payable in full on the earlier of (i) the third anniversary of the closing of the sale of the Debentures, (ii) the closing of any debt or mezzanine financing in which the Borrower or any subsidiary thereof receives more than $35,000,000 or (iii) the closing of any sale or merger resulting in a change of control of the Borrower or its business (the “Maturity Date”).

Quarterly Commitment Fee:

In addition to the Interest Rate payable in cash quarterly, Borrower shall pay a quarterly commitment fee equal to 0.75% of the aggregate principal amount of Debentures, payable quarterly in arrears in cash.

Due Diligence Fee:

MAG shall receive a Due Diligence Fee of $350,000, of which $250,000 shall be due and payable upon execution of this Commitment Letter and $100,000 shall be due and payable upon the Purchasers’ written confirmation of the completion of their due diligence.

Conversion Rate:

Each Debenture shall be convertible any time, in whole or in part, at the holder’s sole discretion into that number of shares of Common Stock of Parent (the “Common Stock”) as is determined by dividing the principal amount being converted by a Conversion Price, which shall be $3.50.  The Conversion Price shall be subject to equitable adjustment in the event of any stock splits, stock dividends, recapitalizations and the like.

Prepayment Right:

The Borrower may prepay the Debentures, in whole or in part in cash, at any time, provided that (i) the Borrower shall give the Purchasers at least 15 days prior written notice of any prepayment so that the Purchasers will have the opportunity to convert the Debentures in whole or in part, and (ii) the Borrower shall pay a prepayment fee to the Purchasers equal to 3% of the amount of the principal prepaid.

Warrants:

Parent shall issue Common Stock purchase warrants (the “Warrants”) to the Purchasers and MAG covering 3,500,000 shares of Common Stock.  The exercise price per share shall be $3.50, subject to equitable adjustment in the event of any stock splits, stock dividends, recapitalizations and the like.  The Warrants shall have a ten year term.

Beneficial Ownership Limit:

The Debentures and Warrants shall provide that the beneficial ownership, as determined under Rule 13d-3, as adopted by the SEC, of the Purchasers and their respective affiliates, shall remain below 9.99% of the total outstanding shares of Common Stock of Parent at all times.

Registration:

Within 90 Days after the Closing, Parent shall file a Registration Statement on Form S-3 with the SEC registering the maximum number of shares of Common Stock issuable upon conversion of the Debentures and exercise of the Warrants.  Parent shall use its best efforts to have the Registration Statement declared effective within 180 days after the initial filing with the SEC.

If Parent fails to file the Registration Statement with the SEC within 90 days after the Closing or the Registration Statement is not deemed effective within 180 days after filing, Parent shall pay the Purchasers an amount equal to $15,000 for each day that filing or effectiveness is late.

Debt Covenants:

Customary covenants for secured debt, including a prohibition on the incurrence of additional indebtedness for borrowed money without the consent of the Purchasers, which the Purchasers may withhold in their sole discretion.

Events of Default:

An Event of Default shall include the commencement by Parent or the Borrower of a voluntary case or proceeding under the bankruptcy laws or the failure of Parent or the Borrower, as applicable, to:  (i) make any payment of principal or interest under the Debentures when due; (ii) observe any other covenant contained in the Debentures or any related agreement; (iii) file the Registration Statement with the SEC within 90 days after the Closing Date; (iv) maintain the listing of the Common Stock on the American Stock Exchange; (v) have the Registration Statement deemed effective by the SEC within 180 days after filing; (vi) discharge or stay an involuntary bankruptcy proceeding brought with respect to Parent or the Borrower within 60 days of such action being taken against Parent or the Borrower; or (vii) pay the Due Diligence Fee or legal fees within 3 days after the Closing Date.

Late Payment Fee:

If any payment or principal or interest due under the Debentures is not paid when due, the Borrower shall pay, in addition to the amount due, a late payment fee equal to 7% of the amount of the payment.

Remedies upon an Event of Default:

If an Event of Default occurs and is continuing, the Purchasers may exercise any or all of their rights under the Debentures or any related agreement as well as any other right or remedy to which they may be entitled by law.

Short Selling:	The Purchasers and their affiliates shall not engage in any short selling of Parent’s securities.

Conditions Precedent to Closing:

Customary conditions, including (a) the satisfactory completion of due diligence, including legal, financial, tax, business and operational diligence, relating to the Transaction and the Target, which shall be satisfactory to the Purchasers in their sole discretion, (b) the delivery of audited financial statements of the Target for years 2002, 2003, and 2004 and the most recently available unaudited financial statements of the Target, (c) the delivery of unaudited pro forma financial statements for the Borrower pro forma for the Transaction, (d) appropriate definitive documentation, (e) the opinion of Parent’s counsel in a form acceptable to Purchasers, and (f) concurrent consummation of the acquisition of the Target in accordance with the terms of the applicable purchase and sale agreement.  In addition, the Borrower shall cause the holders of all indebtedness of Parent and the Borrower to execute agreements acceptable to the Purchasers subordinating their rights to receive payment from the Borrower to the rights of the Purchasers under the Debentures.  The working capital line of credit, which will be secured by inventory and accounts receivable, shall not be subordinated.

Legal Expenses:

Borrower shall reimburse MAG for legal expenses incurred in connection with this transaction in the amount of $20,000.  Upon execution of Commitment Letter, $5,000 of the legal expenses shall be due and payable. The balance shall be due and payable on the Closing Date.

Break Up Fee:

In the event that the Borrower enters into an agreement with a third party to provide debt or mezzanine financing in connection with the Transaction or any other transaction involving the Target, then, unless waived by the Purchasers in writing, Borrower shall pay the Purchasers a break up fee in the aggregate amount of $1,000,000. If the Purchasers withdraw their commitment under this Commitment Letter or are otherwise unable to purchase the Debentures (other than as a result of a wrongful act or breach by the Borrower or its affiliates), no break up fee is due and payable.

Confidentiality:

This Term Sheet is confidential and proprietary to MAG and the Purchasers.  The Borrower and its affiliates shall not disclose this Term Sheet or its contents to third parties without the prior written consent of the Purchasers; provided, however, that Borrower may disclose the Commitment Letter, including this Term Sheet, to its directors, advisors and attorneys and to the Target).

Governing Law:	New York.